Exhibit 99.1

Contacts: Media
Alecia Pulman (203) 682-8224
apulman@icrinc.com
For Immediate Release

Investor Relations
Tom Ryan (203) 682-8200
tryan@icrinc.com

Raphael Gross (203) 682-8200
rgross@icrinc.com

Ruth’s Hospitality Group, Inc. Reports Preliminary Fourth Quarter 2010 Sales Results

Company to Present at the 13th Annual ICR XChange Investor Conference on January 13, 2011

HEATHROW, Fla. – January 10, 2011—Ruth’s Hospitality Group, Inc., (Nasdaq: RUTH) today reported preliminary unaudited sales results for its fourth quarter ended December 26, 2010.

Company-owned restaurant sales, excluding franchise and other income, increased 8.0% to $90.4 million for the fourth quarter of 2010 versus $83.8 million for the fourth quarter of 2009. Company-owned comparable restaurant sales for Ruth’s Chris Steak House increased 9.2%. Approximately 1.6% of the comparable result is attributable to additional restaurants being open on Thanksgiving Day this year. The Company also noted that private dining sales grew approximately 16% in the fourth quarter compared to last year. Company-owned comparable restaurant sales for Mitchell’s Fish Market decreased 2.2%. The Company expects to release unaudited financial results for its fourth quarter ended December 26, 2010 on February 18, 2011.

The Company also announced that it will present at the 13th Annual ICR XChange Investor Conference at The St. Regis Monarch Beach Resort & Spa in Dana Point, Calif. The presentation is scheduled for January 13, 2011 and will begin at 11:35 am Pacific Time. Investors and interested parties may listen to a live webcast of this presentation and view the accompanying slides by visiting the Company’s website at www.rhgi.com under the investor relations section.

About Ruth’s Hospitality Group

Ruth’s Hospitality Group, Inc. (NASDAQ: RUTH) is a leading restaurant company focused exclusively on the upscale dining segment. The Company owns the Ruth’s Chris Steak House, Mitchell’s Fish Market, Mitchell’s Steakhouse and Cameron’s Steakhouse concepts. With more than 150 Company- and franchisee-owned locations worldwide, Ruth’s Hospitality Group, Inc. was founded in 1965 and is headquartered in Heathrow, Fla.

For further information about our restaurants, to make reservations, or to purchase gift cards, please visit: www.RuthsChris.com, www.MitchellsFishMarket.com, www.MitchellsSteakhouse.com and www.Camerons-Steakhouse.com. For more information about Ruth’s Hospitality Group, Inc., please visit www.rhgi.com.